EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-128362, No. 333-68785, No. 333-89595 and No. 333-85609) of Westwood One, Inc. of our report dated March 7, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 7, 2007